UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 31, 2011

River Rock Entertainment Authority

(Exact name of registrant as specified in its charter)

Not Applicable	333-115186	68-0490898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3250 Highway 128 East Geyserville, California	95441
(Address of principal executive offices)	(Zip Code)

(707) 857-2777

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

River Rock Entertainment Authority (the “Authority”) has entered into a Lease Agreement dated as of October 31, 2011 (the “Lease”) with the Dry Creek Rancheria Band of Pomo Indians, as landlord (the “Tribe”), pursuant to which the Tribe has leased to the Authority an approximately 310-acre parcel of land contiguous to the Tribe’s reservation (the “Proschold Property”).  The Proschold Property includes the land on which the Authority is building the emergency vehicle access road required by its Memorandum of Agreement with Sonoma County.  The Authority expects to utilize the Proschold Property for commercial and agricultural uses, and the Lease provides that all profits from the cultivation of any crops (including without limitation the vineyards) now or hereafter located on the Property, during the term of this Lease, shall be payable to the Authority.  The Lease commenced on November 1, 2011, and will expire on November 1, 2021, unless earlier terminated by the Tribe pursuant to the terms of the Lease.  Under the Lease, the Authority will pay monthly rental payments of $232,000.00 for the first five years of the Lease term, and $12,000.00 per month for the remainder of the Lease term.  In addition, on October 31, 2011, the Authority reimbursed the Tribe in the amount of $2.5 million representing the balance of the $3.3 million that the Tribe had deposited towards the purchase price for the Proschold Property.  Earlier this year, the Authority had reimbursed the Tribe an aggregate amount of $0.8 million of the total amount that the Tribe had deposited towards the purchase price for the Proschold Property.

A copy of the Lease is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.02    Results of Operations and Financial Condition.

The Authority has revised its previously-announced forecast of estimated income before distributions to the Tribe for the three-month period ended September 30, 2011 and now expects that it will be in the range of approximately $7.0 million to $7.5 million, compared to $5.3 million for the same period in 2010.   Our other previously-announced earnings forecast included in our Form 8-K filed with the Securities and Exchange Commission on October 20, 2011 remain unchanged.

We have not finalized our financial results for the three months ended September 30, 2011.  Therefore, the preliminary unaudited financial data for the three-month period ended September 30, 2011 presented above are based upon the estimates of management and are subject to change.  Our final financial results for the three-month period ended September 30, 2011 may vary from present estimates as our quarterly financial statement close process is not complete and additional adjustments and developments may arise between now and the time the financial results for this period are finalized. Such changes and adjustments may be material and, accordingly, investors should not place undue reliance on our preliminary financial data.  Estimates for any interim period are not necessarily indicative of operating results for any future period.

The information set forth under this Item 2.02 Results of Operations and Financial Condition is intended to be furnished pursuant to Item 2.02.  Such information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference into any filing under the Securities Act, except as shall be expressly set forth by specific reference in such filing.  The furnishing of this information pursuant to Item 2.02 shall not be deemed an admission by the Authority as to the materiality of such information.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT	DESCRIPTION
10.1	Lease Agreement, dated as of October 31, 2011, by and among the River Rock Entertainment Authority, as tenant, and the Dry Creek Rancheria Band of Pomo Indians, as landlord.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 4, 2011

River Rock Entertainment Authority

By:	/s/ David Fendrick
David Fendrick
Chief Executive Officer